Exhibit 10.2

BIO-DIESEL MARKETING CONTRACT

THIS AGREEMENT is entered into by and among Eco-Energy, Inc. (hereinafter “Eco”) a Tennessee Corporation with its main office located at 730 Cool Springs Blvd, Suite 130, Franklin, Tennessee 37067, and Soy Energy, (hereinafter SOY ENERGY) located with its main office at 222 N. Main Street, Marcus, Iowa 51035.

RECITALS:

A.

SOY ENERGY, who is developing a bio-diesel plant facility producing approximately 30 million gallons per year of bio-diesel located in Marcus, Iowa that desires to establish an output-marketing contract.

B.	Eco is a reseller in bio-diesel and is experienced in the marketing and transportation of such bio-diesel, and is willing to agree to purchase the entire bio-diesel output of the plant.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:

1.

Eco Services. Eco shall, during the term hereof, purchase the entire output of bio-diesel and to provide certain transportation services to SOY ENERGY (the “Eco Program”). The Eco services to be provided are set forth in Sections 2 and 3 and the exhibits attached hereto which are referred to therein.

2.

Eco Take or Pay Bio-diesel Purchases. SOY ENERGY agrees to sell to Eco, and Eco agrees to purchase from SOY ENERGY 100% of the production of bio-diesel during the term of the contract. Each potential Eco purchase will be presented to the SOY ENERGY representative by Eco for verbal approval. Upon such verbal approval and purchase, a confirmation of the purchase contract will be submitted to SOY ENERGY, by Eco, encompassing the details of each purchase.

Soy Energy agrees under the marketing contract to sell all of its biodiesel to Eco. Consequently, all of Soy Energy’s revenue will come from sales made from Eco. The company will have the right to consent to all purchases by Eco from Soy Energy of its biodiesel including terms relating to price, pick up schedule, volume and shipping instructions.

3.	Eco Transportation Services. Eco agrees to provide the transportation services set forth in Exhibit B.

4.

Fees. SOY ENERGY shall pay a fee for Eco services and materials provided hereunder of 1.0% of the net purchase price per net gallon of bio-diesel purchased by Eco during the term of the contract. Such fees shall be payable monthly on actual gallons shipped from the prior month. Payment from SOY ENERGY shall be subtracted from Eco’s first weekly wire payment of the following month for bio-diesel purchases.

5.

SOY ENERGY Representative. SOY ENERGY shall designate one or more persons who shall be authorized and directed to receive services hereunder and to make all merchandising, purchasing and sales decisions for SOY ENERGY. All directions, transactions and authorizations given by such representative to Eco shall be binding upon SOY ENERGY. Eco shall be entitled to rely on the authorization of such persons until it receives written notification from SOY ENERGY that such authorization has been revoked. The terms of such purchase orders shall be consistent with the provisions of Exhibit A and may include, but shall not necessarily be limited to, price, volume, delivery schedule, and shipping instructions.

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6.	Eco Limitations.

(a)

Eco assumes no responsibility for the completion or performance of any contracts between SOY ENERGY and SOY ENERGY’s customers and suppliers, and SOY ENERGY agrees they shall not bring any action or make any claim against Eco based on any act, omission or claim of any of SOY ENERGY’s customers or suppliers.

(b)

SOY ENERGY is responsible to cover all non-deliveries of any product that is contracted between Eco and SOY ENERGY in a timely manner in order to stay within the time parameters of the contract. Eco will assist in procuring product from other suppliers to cover these non-deliveries.

(c)	If any party terminates this agreement for any reason, both parties will be responsible to complete any existing contracts.

7.	Separability and Non-liability. The services, contracts and relationships between SOY ENERGY and Eco are independent and separable.

8.

Confidentiality Agreement. The parties agree, to the extent permitted by law, to preserve and protect the confidentiality of the Agreement. Both parties recognize that federal or state law may require the filing of the Agreement with, or the furnishing of information to, governmental authorities or regulatory agencies. Both parties further recognize the need, from time to time, for the submission of the Agreement to affiliates, consultants, or contractors performing work on, or related to, the subject matter of the Agreement. Buyer and Seller agree to allow the submission of the Agreement to affiliates, consultants, or contractors if such affiliates, consultants, or contractors agree to protect the confidentiality of the Agreement. In the event either party is of the opinion that applicable law requires it to file the Agreement with, or to disclose information related to the Agreement (other than information required by laws and regulations in effect as of the date hereof to be furnished in periodic reports to governmental authorities) to, any judicial body, governmental authority or regulatory agency, that party shall so notify the other party in writing prior to the disclosure or filing of the Agreement.

9.

Public Disclosure. Any public announcements concerning the transaction contemplated by this letter shall be approved in advance by Eco and SOY ENERGY, except for disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure to the other party prior to its public release.

10.

Solicitation. SOY ENERGY agrees not to contact or interfere with, solicit, disrupt or attempt to disrupt relationships, contractual or otherwise, between Eco and any of its’ customers, employees or vendors.

11.	Terms and Termination.

(a)

The initial term of this Agreement shall commence on the first day of bio-diesel production and shall continue for three years. This contract will automatically renew for an additional term of three years unless SOY ENERGY gives written notice at least four (4) months prior to the end of the initial term.

(b)

This agreement may be terminated by SOY ENERGY as to Eco in the event of material breach of any of the material terms hereof by such other party, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. This agreement may be

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terminated by Eco as to SOY ENERGY in the event of material breach of any of the material terms hereof by SOY ENERGY, by written notice specifying the breach, which notice shall be effective fifteen (15) days after it is given unless the receiving party cures the breach within such time. Any material breach by SOY ENERGY as to Eco or by Eco as to SOY ENERGY that cannot be resolved within 15 days, both parties may mutually agree in writing to the length of time needed to resolve the material breach.

(c)	This Agreement may also be terminated between either party by the mutual consent of both parties on such terms as the parties may agree.

(d)

In addition to any other method of terminating this Agreement, either party may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the 30th day following the giving of notice of intent to terminate.

12.

Licenses, Bonds, and Insurance. Each party represents that it now has and will maintain in full force and effect during the term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds and insurance in accordance with applicable state or federal laws and regulations.

13.

Limitation of Liability. EACH PARTY UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS.

EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, SOY ENERGY MAKES NO WARRENTY OR REPRESENTATION, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.

Disclaimer. SOY ENERGY understands and agrees that Eco makes no warranty respecting legal or regulatory requirements and risks. SOY ENERGY shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to SOY ENERGY business.

15.

Indemnity. The Parties agree that they shall absolve, release and refrain from seeking remedies against each other and their officers, agents, employees, subcontractors and insurers for any and all losses, claims, damages, costs, suits and liabilities for damage, deterioration of quality, shrinkage in quantity, loss of grade or loss of Bio-diesel resulting from the inherent nature of transfer operations and the inherent nature of Bio-diesel provided that this in no way shall relieve the parties for their own negligence, willful misconduct or theft. Each party to this contract shall indemnify, defend and hold the other harmless from claims, demands and causes of action asserted against the other by any person (including without limitation employees of either party) for personal injury or death, or for loss of or damage to property resulting from the willful or negligent acts or omissions of the indemnifying party. Where personal injury, death or loss of

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or damage to property is the result of the joint negligence or misconduct or the Parties hereto, the Parties expressly agree to indemnify each other in proportion to their respective share of such joint negligence or misconduct.

16.

Nature of Relationship. Eco is an independent contractor providing services to SOY ENERGY. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance.

17.

Notices. Any notices permitted or required hereunder shall be in writing, signed by an officer duly authorized of the party giving such notice, and shall either be hand delivered or mailed. If mailed, notice shall be sent by certified, first class, return receipt requested, mail to the address shown above, or any other address subsequently specified by notice from one party to the other.

18.

Compliance With Governmental Controls. To the extent applicable, the parties agree to comply with all laws, ordinances, rules, codes, regulations and lawful orders of any federal, state or local government authority applicable to the performance of the Agreement, including, without limitation, those pertaining to the environment, safety, health, social security, old age pension, wage hour laws, unemployment compensation, non-discrimination on the basis of race, religion, color, sex or national origin and affirmative action.

19.

New Or Changed Regulations. The parties enter the Agreement in reliance upon the laws, rules, regulations, interpretations, decrees, agreements, and concessions of, and arrangements (hereafter called “Regulations”) with governments or governmental instrumentalities in effect on the date of the Agreement with respect to or directly or indirectly affecting the bio-diesel to be delivered, including without limitation, production, gathering, manufacturing, transportation, sale and delivery thereof insofar as said Regulations affect Eco and their customers. In the event that at any time subsequent to the date of the Agreement, any of said Regulations are changed or new Regulations are promulgated whether by law, decree, interpretation or regulation, or by response to the insistence or request of any governmental authority or person purporting to act therefore, and the effect of such changed or new Regulation (a) is or will not be covered by any other provisions of the Agreement, or (b) has or will have an adverse economic effect upon the parties to this Agreement or the suppliers or customers of said parties, the parties shall have the option to request renegotiation of the prices and other pertinent terms provided for in the Agreement and their respective effective dates. Said option may be exercised by either party at any time after such changed or new Regulation is promulgated by giving notice of the exercise of its option to renegotiate prior to the time of delivery of bio-diesel or any part thereof. Such notice shall contain the new prices and terms desired by agreement of Eco and SOY ENERGY. If the parties do not agree upon new prices and terms satisfactory to both parties within ten (10) days after such notice is given, Eco shall have the right to terminate the Agreement at the end of said ten (10) day period.

20.	General.

	(a)	This agreement is the entire understanding of the parties concerning the subject matter hereof, and it may be modified only in writing signed by the parties.

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(b)

If any provision or provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)

No party shall be liable for any failure to perform any or all of the provisions of this agreement if and to the extent that performance has been delayed or prevented by reason of any cause beyond the reasonable control of such party. The expression “cause beyond the reasonable control” shall be deemed to include, but not be limited to: acts, regulations, laws, or restraints imposed by any governmental body; wars, hostilities, sabotage, riots, or commotions; acts of God; or fires, frost, storms, or lightning.

(d)	This agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any party to any other.

(e)

No action, regardless of its nature or form, arising from or in relation to this Agreement may be brought by either party more than two (2) years after the cause of action has arisen, or, in the case of an action for nonpayment, more than two (2) years from the date the last payment was due. Venue for any action arising from or in relation to this agreement shall be in Marcus, Iowa.

(f)	This agreement is governed by and shall be construed under the laws of the State of Iowa.

(g)

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by either party, without the express written consent of the other party, except that ECO may assign its rights and duties under this Agreement in connection with the sale, merger, exchange or acquisition of all or substantially all of the assets or stock of ECO and ECO may assign its rights and duties under this Agreement to another company controlling, or controlled by, or under common control with ECO, all without having to obtain the express written consent of the other party.

(h)

This agreement shall be binding upon SOY ENERGY and this above referenced plant in the event that the name, SOY ENERGY is later changed to any name in the alternative. A change in name does not void, nor make this contract voidable.

DATED AND EXECUTED AS OF THIS 29th DAY OF AUGUST, 2006

Soy Energy

BY:	/s/ Charles Sand, Chairman

Eco-Energy Inc.

BY:	/s/ Jaime D. Dachelet

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EXHIBIT A

Bio-diesel

Eco shall purchase 100% of the production of bio-diesel of SOY ENERGY plant on the following terms:

1.

Eco will pay Friday of each week for the shipments made by Sunday of the previous week upon receipt of Invoice, Bill of Lading, Return Bill of Lading, and Certificate of Analysis. All paperwork for the previous week’s shipments must be received by 12:00 noon Sunday.

2.	SOY ENERGY is responsible for any and all of their local, state and federal tax liabilities.

3.	Eco will provide scheduling and marketing for bio-diesel produced.

4.	Eco will be responsible for receivables risk on bio-diesel.

5.	Eco reserves the right to refuse business to anyone due to credit and market risk.

6.	SOY ENERGY shall meet or exceed all specifications for ASTM D6751 fuel bio-diesel as well as any changes in fuel bio-diesel industry standards that might occur after the execution of this agreement.

7.	SOY ENERGY will keep Eco informed on production forecasts, as well as daily plant inventory balances.

8.

On all truck and rail shipments title and risk of loss of the bio-diesel will pass at the loading flange between the plant and the truck or railcar. Unless otherwise specified Eco is purchasing all bio-diesel on a FOB plant basis.

9.	SOY ENERGY will provide a minimum of 10 days storage on the SOY ENERGY site.

10.

Eco shall deduct all unavoidable costs such as government tariffs or assessment fees, sales taxes, import/export handling fees, assessments, inspection fees, or any other that has been approved by the appropriate member of the board of directors.

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EXHIBIT B

Eco Transportation Services

1.	Eco and SOY ENERGY will mutually agree as to the number of railcars needed and their respective lease rates. The leases of such railcars shall be in the name of Eco.

2.	All lease charges will be passed through from Eco to SOY ENERGY upon receipt of invoice from the leasing company.

3.

Upon SOY ENERGY’s receipt of invoice from Eco the amount of the invoice will be subtracted from Eco’s next Friday’s payment to SOY ENERGY for Bio-diesel purchases unless otherwise communicated by SOY ENERGY that the amount of the invoice will be remitted by wire transfer within five (5) business days from invoice date.

4.	If this agreement is cancelled for any reason, SOY ENERGY will be responsible to take over all rail leases.

5.	Eco and SOY ENERGY will mutually negotiate with the rail lines on the SOY ENERGY rail rates.

6.	All rail contracts will be in the name of SOY ENERGY, or any name later chosen in the alternative.

7.	SOY ENERGY will invoice Eco for rail freight along with a copy of the actual railroad invoice. (This amount will be paid the following Friday upon receipt of invoice.)

8.	Eco will purchase all truck and railcar gallons on an FOB plant basis.

9.	Eco will supply trucks needed to transport contracted truck volume for SOY ENERGY.

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